                                                                      EXHIBIT 11

                           SOUTHSIDE BANCSHARES CORP.

                   Computation of Net Income Per Common Share


                                                                      YEAR ENDED DECEMBER 31,

                                                            1996                1995               1994
                                                          --------            --------           --------
 Primary(1)
   Earnings
        Net Income . . . . . . . . . . . . . . .       $6,158,000          $6,754,000         $5,014,000

        Weighted daily average number of common
        shares outstanding . . . . . . . . . . .        2,712,775           2,643,890          2,591,440

        Net income per common share  . . . . . .            $2.27               $2.55              $1.93
                                                            =====               =====              =====
 Assuming Full Dilution (1)(2)
        Earnings
                Net Income . . . . . . . . . . .        6,158,000           6,784,000          5,014,000

          Weighted daily average number of
                common shares outstanding  . . .        2,712,775           2,643,890          2,591,440
 weighted average common stock equivalents due to
 the dilutive effect of stock options when
 utilizing the Treasury stock method.  Per share
 market price is based on the average per share            14,988               6,611              5,313
 market price for the period . . . . . . . . . . .

 Total weighted average common shares and stock
 equiivalents outstanding  . . . . . . . . . . . .      2,727,763           2,650,501          2,596,753

 Net income per common share assuming
          full dilution  . . . . . . . . . . . . .          $2.26               $2.54              $1.93


Notes:
(1) Daily average shares outstanding for all years have been adjusted to reflect a 10 for 1 stock split in 1996.

(2) This calculation is submitted in accordance with Regulation S-K Item 801(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.